CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated January 22, 2009, accompanying the financial statements of Investment Grade Municipal Trust, Series 49 and Pennsylvania Insured Municipals Income Trust, Series 294 (included in Van Kampen Unit Trusts, Municipal Series 526) as of September 30, 2008, and for each of the three years in the period then ended and the financial highlights for the period from October 7, 2004 (date of deposit) through September 30, 2005 and for each of the three years in the period ended September 30, 2008, contained in this Post-Effective Amendment No. 4 to Form S-6 (File No. 333-118418) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

GRANT THORNTON LLP

New York, New York
January 22, 2009